CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-203855 of the Variable Annuity-8 Series Account of Great-West Life & Annuity Insurance Company of New York (the “Company”) on Form N-4 of our report dated April 8, 2019 on the financial statements and financial highlights of each of the investment divisions of the Variable Annuity-8 Series Account of the Company and of our report dated March 26, 2019 on the statutory financial statements of the Company, appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 25, 2019